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Exhibit 3.1

STATE OF MINNESOTA
OFFICE OF THE SECRETARY OF STATE

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
2ND SWING, INC.

        Pursuant to the provisions of Minnesota Statutes Section 302A.135, the following amendment to the Articles of Incorporation of 2ndSwing,  Inc., a Minnesota corporation, was approved and adopted pursuant to Minnesota Statutes Chapter 302A.

        The Articles of Incorporation of 2nd Swing, Inc. are hereby amended and restated in their entirety to read as follows:

ARTICLE I. NAME AND REGISTERED OFFICE

        1.01    Name.    The name of this Corporation is 2nd Swing, Inc.

        1.02    Registered Office.    The location and post office address of the registered office of this Corporation in the State of Minnesota is 5810 Baker Road, Minnetonka, Minnesota 55345.

ARTICLE II. SHARES AND SHAREHOLDERS

        2.01    Number of Shares.    The aggregate number of shares of capital stock, which this Corporation shall have the authority to issue is 50,000,000 shares, each with $.01 par value. Such shares shall consist of one class and series of voting common stock with equal rights and preferences in all matters unless and until separate classes and/or series are authorized by the Board of Directors pursuant to Section 2.02 of these Articles of Incorporation.

        2.02    Classes of Shares.    The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series.

        2.03    Issuance of Shares.    The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

        2.04    Preemptive Rights.    No shareholder of the Corporation shall have any preemptive rights to subscribe for or purchase his, her or its proportionate share of any stock of the Corporation, now or hereafter authorized or issued.

        2.05    Cumulative Voting.    No shareholder shall have the right to cumulate his, her or its votes in the election of directors or for any other purpose whatsoever.

ARTICLE III. WRITTEN ACTION

        Any action, other than an action requiring shareholder approval, required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by written action signed by the number of directors required to take the same action at a meeting of the Board of Directors at which all directors were present. Any action requiring shareholder approval required or permitted to be taken at a meeting of the Board of Directors of this Corporation may be taken by written action signed by all of the directors.

ARTICLE IV. LIMITATION ON DIRECTORS LIABILITY

        A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation's stock under Minnesota Statutes Section 302A.559 or on violations of Minnesota state securities laws (Minnesota Statutes, Section 80A.23); (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article IV becomes effective. If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article IV shall not be deemed to limit or preclude indemnification of a director by this Corporation for any liability of a director which has not been eliminated by the provisions of this Article IV.

ARTICLE V. DIRECTORS

        5.01    Number and Classification of Directors.    The number of directors constituting the Board of Directors shall be fixed in the manner provided by the Bylaws of the Corporation, subject to the limitation that the number of directors of the Corporation shall not be fewer than three unless the outstanding shares of the Corporation are held of record by fewer than three shareholders, in which event there need be only as many directors as there are shareholders. In the event, in accordance with the Bylaws of the Corporation, the Board of Directors shall consist of three or more members, the Board of Directors shall divide itself into three classes, each class to be as nearly equal in number as possible, the term of office of directors of the first class to expire at the first regular meeting of shareholders after its election. At each regular meeting following such classification and division of the members of the Board of Directors, a number of directors equal to the number of directorships in the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding regular meeting of shareholders. Any vacancy in the Board of Directors for any reason and any newly created directorships resulting from any increase in the number of directors may be filled by the Board of Directors acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen. No decrease in the number of directors shall shorten the term of any incumbent director.

        Notwithstanding the foregoing, whenever the holders of any one or more classes of capital stock (other than common stock) issued by this Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, or otherwise, the election, term of office, filling of vacancies and other features of such directorships shall be governed by or pursuant to the applicable terms of the certificate of designation or other instrument creating such class or series of capital stock, and such directors so elected shall not be divided into classes pursuant to this Section 5.01 unless expressly provided by such terms.

        5.02    Removal of Directors.    No member of the Board of Directors of the Corporation may be removed unless such removal is approved by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all shares outstanding and entitled to vote for the election of directors.

ARTICLE VI. AMENDMENT OF ARTICLES OF INCORPORATION

        Except as otherwise provided in this Article VI, any amendment to these Articles of Incorporation may be adopted by the affirmative vote of the holders of at least a majority of the voting power of all shares present and entitled to vote on the amendment (voting together as a single class), except where a larger proportion is required by law or a shareholder control agreement. Notwithstanding any other provisions of these Articles of Incorporation to the contrary (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, the Bylaws or these Articles of Incorporation), the affirmative vote of the holders of at least two thirds (2/3) of the voting power of all shares present and entitled to vote (voting together as a single class) shall be required to amend these Articles of Incorporation to adopt, amend or repeal any provision inconsistent with Articles V, VI and VII hereof.

ARTICLE VII. SHAREHOLDER APPROVAL

        7.01    Except as otherwise expressly provided in Section 7.02 hereof, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all common stock present and entitled to vote on the action shall be required to approve each of the following extraordinary actions:

          (a)  any sale, lease, exchange, transfer, or other disposition of all or substantially all of the property and assets of the Corporation not in the usual and ordinary course of business;

          (b)  any plan of merger, consolidation, or exchange;

          (c)  the voluntary dissolution of the Corporation by act of the Corporation; and

          (d)  revocation of voluntary dissolution proceedings previously inaugurated by the Corporation.

        7.02    The provisions of Section 7.01 hereof shall not be applicable to any action described in Subsections 7.01(a) through (d), and such action shall require only the affirmative vote of the holders of at least a majority of the voting power of all shares present and entitled to vote on the action (voting together as a single class), if the proposed action has been approved by the affirmative vote of two-thirds (2/3) of the directors of the Corporation.

        The foregoing restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments to them.

        I swear that the foregoing is true and accurate and that I have authority to sign these Restated Articles of Incorporation on behalf of the Corporation.

2ND SWING, INC.
Dated: September 30, 2002.	By

Its

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STATE OF MINNESOTA OFFICE OF THE SECRETARY OF STATE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF 2ND SWING, INC.